Exhibit (d)(1)(i)

Terms of Business

Please read these Terms of Business carefully as they contain important provisions concerning the services we have agreed to provide to you. You should also carefully review any associated documents that accompany these Terms. Please let us know as soon as possible if there is anything that you do not understand in these Terms.

OUR SERVICES

1	SCOPE

The services to be provided and the categories of investments covered will be as selected in the Customer Information Disclosure or as we otherwise agree in writing.

2	INSTRUCTIONS AND BASIS FOR DEALING

	(a)	Placing of instructions
You must give us instructions:
		•	for Transactions: by telephone or any other means we agree with you; and
		•	for any purpose: in writing (including fax, email or any other electronic means).

	(b)	Authority We can accept instructions from any Authorised Person. If we receive conflicting instructions, we may act on one or not at all, and we will use reasonable efforts to inform all relevant persons what has happened. We may act upon instructions given or purported to be given by an Authorised Person without enquiry as to the genuineness, authority or identity of that person.

	(c)	Amendment of instructions Once given, instructions may be withdrawn or amended only with our consent and if we have not acted upon them.

(d)	Execution of instructions We will execute Transactions in accordance with our Execution Policy, a summary of which will be provided to you separately.
The Execution Policy is subject to this Clause 2(d)-(g) and, in addition, we may:
		•	refuse to accept instructions and do not have to, but normally will, explain the reason to you; and/or
		•	not be able to enter into transactions as a result of Exchange action; and/or
		•	impose conditions on carrying out an instruction; and/or
		•	require you to limit the number of open positions which you may have with us and/or in our sole discretion close out any one or more Transactions in order to ensure that such position limits are maintained; and/or
		•	combine your order with our own and orders of other clients. On occasion aggregation may result in you obtaining a less favourable price.

Your placing of a limit order in respect of shares traded on a regulated market will be taken to be an express instruction that if the order is not immediately executed we are not required to make the order public so as to be accessible to other market participants.

	(e)	Performance and settlement
		•	You must deliver all instructions, money, documents or assets promptly in accordance with any Transaction and any relevant Exchange or Clearing House or market rules or practices (as modified by any instructions given by us).
		•	We will, subject to your complying with all your obligations, pay or deliver any sums or assets to you by crediting your account with us.
		•	If in any Transaction we deliver securities to you when your obligations to us have not been fully satisfied, then you will hold them on trust for us until your obligations to us are fully performed.
		•	With FX Transactions
(i) each party will pay to the other all outstanding amounts owing by it on the date specified in the confirmation, although we will not pay if you fail, within two Business Days of our reasonable request, to give us assurance that you will be able to perform all your obligations in respect of FX Transactions on that date;
		(ii)	payments will be in same day (or immediately available) and freely transferable funds to a bank account notified by the relevant party to the other at least five Business Days before payment is due;

(f)	Derivatives
	•	When we enter into a Transaction on an Exchange as an intermediate broker, we will automatically be deemed to have entered into with you a matching Transaction on a principal-to-principal basis on identical terms except as to the parties and price.
	•	Unless we agree otherwise in a confirmation and in the absence of earlier instructions from you to close out, each Transaction will be closed out before expiry and settled in cash. If we do so agree:
		(i)	you undertake to deliver all underlying property with full title guarantee and free of all third party rights:
		(ii)	title will pass at the time the warrant/commodity is delivered except that, where we are the seller, title will remain with us until we have received full payment;
		(iii)	risk will pass to you on delivery. Where a commodity is in your possession before title has passed to you, you will preserve its condition and make good or fully compensate any damage or deterioration;
		(iv)	any commodity delivered will be of tenderable quality under relevant Exchange rules or, with bullion, relevant market rules;
		(v)	costs incurred by us in effecting physical delivery will be borne by you;
		(vi)	any commodity required to be delivered physically will be delivered to such location as is reasonably specified by the receiving party and in accordance with its reasonable instructions;
		(vii)	with bullion:
• it will be held on an unallocated basis;
• delivery occurs upon confirmation of receipt;
• delivery to an unallocated account excludes all warranties as to title; and
• if we become liable for any VAT on delivery, you will pay an equivalent amount to us.
	•	Any instruction to exercise options must be received by us before the expiration time notified to you by us (which may be on or before the expiration time established by the relevant Exchange). if you fail so to instruct us, the option may expire worthless.
	•	We will notify you of any profit or loss that results from closing out any Transaction. Amounts due to us or any broker, Exchange or Clearing House will be due and payable upon such notification.
	•	Where there has been an error in the execution of your order, the relevant Exchange may allow us to enter into a contract of exchange in order to satisfy your order. In such circumstances, we will try where possible to secure and offer a price that is better than that at which the error transaction was executed.
	•	Where we have bought or sold in accordance with your order, except that we have traded the wrong delivery/expiry month or wrong exercise price of the relevant contract, then we may in accordance with the rules of any relevant Exchange offset any loss arising from that trade against any improvement achieved for you in the course of correctly satisfying your order, thus offering you only a net improvement, if any.

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		•	You acknowledge and accept that:
(i) the relevant intermediate broker, Exchange or Clearing House may alter a contract’s terms or liquidate it; and
(ii) the Exchange or Clearing House may instruct us to take an action with regard to a Transaction, and, in either case, the Transaction between us will be automatically amended to match the relevant Exchange contract.
		•	If we execute (but do not clear) Transactions, then:
(i) the give-up will be subject to a give-up agreement entered into by you, us and your clearing broker, and this paragraph (f) will be read accordingly; and
(ii) if your clearing broker does not accept the Transaction for clearing then the provisions of these Terms with regard to clearing and settlement will apply.

	(g)	Securities
		•	We may enter into Transactions which:
(i) will result in your having a short position, that is, a further transaction will be necessary to fulfil your outstanding obligations to the market; or
(ii) may be for a settlement date beyond the normal market settlement date and, accordingly, you may find yourself committed to buying or selling securities at a price which is higher or lower than the market price for other transactions entered into on the same date but for the normal market settlement date.
In either case we may ask you to provide us with a deposit or security to cover your future obligations and may call margin or collateral of any amount at any time under Clause 10 below.
Transactions on a delivery - versus - payment (DVP) basis will be settled accordingly.

3	NO ADVISORY SERVICES

	(a)	General
All Transactions undertaken by you are on an execution-only basis. Where you are a Retail or Professional Client and when required by FSA Rules, we will, solely on the basis of information supplied by you, assess, before it is provided, whether a proposed service is appropriate for you and, having assessed that it is, continue to make that service available to you, subject to these Terms, unless and until you draw to our attention in writing information which reasonably indicates that such assessment ought to be changed.
We do not in any circumstances provide:
		•	advice on the merits of a Transaction; or
		•	a recommendation that a Transaction is suitable for you; or
		•	tax advice.
Accordingly, views expressed to you in writing or orally on investments, investments strategies, markets, opportunities, situations or other matters are to be understood in all cases as being merely information and/or personal views and as not being advice or recommendations.

	(b)	Updating information
On an annual basis you must update in writing information which you have previously supplied to us, in particular if it would affect:
		•	your status as an Eligible Counterparty or Professional Client (if applicable); and/or
		•	any such appropriateness assessment as is referred to above.

	(c)	Research
Where we and/or MF Global Securities Limited (as issuer of investment research) supply to you research on securities or the issuer of securities or on any other matter (which may include generic recommendations, commentary or other opinions), it is designed for information purposes only and shall not be taken to be:
		•	an offer to buy or sell any securities or derivatives; or
		•	advice or a recommendation of the type referred to in paragraph (a) above.
4	ELECTRONIC SERVICES

Electronic services provided to you will, in addition, be on the terms of Annex D.

5	OUR CAPACITY

(a) Derivatives and margined transactions: we act as principal with you.

(b) Securities: other than in respect of Transactions on the London Stock Exchange, where we act as matched principal, and unless otherwise indicated in these Terms or agreed in writing, we act as your agent.

6	YOUR CAPACITY

(a) General
We will deal with you as a principal unless you have indicated otherwise in the Customer Information Disclosure.

(b) Joint Accounts
All investments will be registered jointly in the name of all account holders. We may send communication to the primary account holder in the account opening form. Each joint account holder will be jointly and severally liable under these Terms. If you selected in the account opening form to hold the account as tenants in common:
• your joint account holders’ interests will be equal, unless you stated otherwise; and
• if one of you dies, the deceased’s interest will vest in the estate.
Otherwise, you will hold as joint tenants and, if one of you dies, the entire interest will vest in the surviving joint tenant(s). If one of you becomes bankrupt, we:
• will act on the instructions of the trustee in bankruptcy and other joint account holders;
• may establish a new account in the name of the remaining non-bankrupt joint account holder(s) and transfer their interest into the new account.

(c) Trust accounts
If you act as trustee of more than one trust, these Terms will apply to you in each such capacity. You warrant to us on the date of these Terms and as of the date of each Transaction that:
your account is for the benefit of the relevant trust; and
you have the right to be fully indemnified out of trust assets for obligations incurred under these Terms; and
in the terms of Clause 21(a).
You will notify us in writing as soon as there are any changes in the trustee(s). After each change of trustee(s), you will procure that the continuing and/or incoming trustee(s) expressly adopt these Terms and all Transactions entered into before the change.

(d) Agents
You may, in a form acceptable to us, appoint another person to act on your behalf.
We may follow the agent’s instructions and you will be responsible for anything that the agent does or does not do. You must notify us in writing as soon as you cancel or revoke an agent’s authority.

CHARGES AND PAYMENTS

7	OUR CHARGES

You will pay all our charges as notified to you plus any applicable taxes, duties, imposts and fiscal and regulatory charges of any nature, brokerage fees, transfer fees, registration fees and all other liabilities, charges, costs and expenses payable in connection with Transactions effected on your behalf.

We will give you notice of any changes in our charges.

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8	INTRODUCTIONS

Where you have been introduced to us by a third party, we will pay to that introducer a share of the income earned by us from your account. We can provide you with full details of such amounts upon your written request.

9	PAYMENTS

	(a)	Funds
All obligations under these Terms will become immediately due and payable when incurred by you or on your behalf. You must make payments to us in same day (or immediately available) and freely transferable funds without set-off, counterclaim, deduction or withholding for any taxes, duties, imposts or fiscal and regulatory charges of any nature.

	(b)	Default interest
If you fail to pay any amount when due, we will charge you interest (both before and after any judgment) on any such unpaid amount calculated at 5 percent over the overnight MF Global Borrow/Lend rate from time to time. This rate will be available upon request. Interest will accrue on a daily basis.

	(c)	Currency indemnity
If we receive or recover any amount in a currency other than that in which such amount was payable, you will indemnify us against any cost (including costs of conversion) and loss suffered by us as a result.

	(d)	Withholding Taxes
We may deduct or withhold all taxes, duties, imposts and fiscal and regulatory and other charges of any nature, from any payment if obliged to do so under Applicable Regulations and we may estimate the amounts concerned. Any excess of such estimated amount over the final confirmed liability will be credited to your account.

	(e)	Payments net
Unless we expressly agree with you in writing (or give you written notice) to the contrary, all payments and deliveries between us shall be made on a net basis. You acknowledge that it shall be a discharge of any payment or delivery obligation of ours for such payment or delivery to be made on a net basis.

MARGIN AND COLLATERAL, DEFAULT AND TERMINATION

10	MARGIN

	(a)	Margin Calls
You will pay or transfer to us on demand such sums by way of initial and variation margin and/or collateral as we may in our absolute discretion reasonably require from time to time pursuant to the rules of the relevant Exchange and/or Clearing House and/or to protect ourselves against loss or risk of loss on present, future or contemplated Transactions.

	(b)	Form of margin and/or collateral
Margin must be paid in freely transferable funds in such currency as we may in our discretion reasonably accept. We may in our absolute discretion agree to accept a guarantee or other form of credit support.

11	ASSETS TRANSFERRED

	(a)	Absolute title transfer
All assets, whether cash or financial instruments, received by us either from you or in respect of your account will be actually or potentially in respect of margin or collateral for the purpose of securing or otherwise covering present or future, actual, contingent or prospective obligations and full ownership in such assets will be absolutely transferred to us, and all right, title and interest in and to such assets will pass to us outright and absolutely for the purposes of covering your obligations to us. Upon such transfer we will become obliged, subject to the following provisions, to re-transfer to you assets equivalent, but not necessarily identical, to the assets so transferred to us. Our obligation will be reduced to the extent that such assets are applied, in accordance with the margin and collateral arrangements in place between us, in discharge of your obligations to us. We will re-transfer assets to you either (i) at our absolute discretion or (ii) at your request, but only if and when we determine in our absolute discretion that you have no present or future, actual, contingent or prospective obligations to us or to the extent that we determine in our absolute discretion that such liability is adequately covered by collateral or margin remaining held by us.

This paragraph 11 will apply in respect of all assets received by us on or after 1 November 2007 and in respect of all assets held by us as at close of business on 31 October 2007 in respect of which (where the assets are cash) you have before that date waived the application and protection of the FSA’s client money rules and (where they are financial instruments) they are not held in custody by us subject to FSA’s client asset rules.

This paragraph 11 will not apply to the extent that, after the date of this agreement we expressly so agree in writing.

	(b)	Effect of absolute title transfer
The effects of absolute title transfer under paragraph (a) above are as follows:
(i) The assets cease to be your assets and you will no longer have a proprietary claim over them. They will not be held subject to the rules of the Financial Services Authority (FSA) in safe custody (where they are financial instruments) or subject to client money protection (where they are cash). The assets become our assets and we can deal with them in our own right.
(ii) You will have (subject to the limitations described in paragraph (a) above) an unsecured contractual claim against us for re-transfer of equivalent assets.
(iii) As a result, the assets will not be subject to a trust or otherwise isolated in our insolvency. And, in such event, you may not receive back everything so transferred to us and you will only rank as a general creditor.

	(c)	Interest
Any interest charge rates which will apply to your account will be separately agreed with you.

	(d)	Segregated and Non-segregated Cash Accounts
Where the assets are cash and we hold for you an account subject to absolute title transfer (a “non-segregated” account) and an account subject to FSA’s client money rules (a “segregated” account):
(i) The segregated and non-segregated accounts will be separately margined.
(ii) You irrevocably authorise us to transfer funds between the accounts, without seeking further authorisation from you and at our discretion, in the event that funds from one account are needed to meet a deficiency of funds in the other account. You accept that we may make such transfers intra-day and at any time without prior notice to you.
(iii) You will meet any interest charges which might arise.

12	CHARGE

As a continuing security for the payment and discharge of all obligations owing to us by you (whether present or future, actual or contingent) you hereby charge to us with full title guarantee by way of fixed and floating charge:
	(a)	all your beneficial interests in and to all derivatives contracts carried on your account; and

	(b)	our obligation to repay or re-transfer assets under Clause 10 above and Clauses 17 and 18 below; and

	(c)	all your rights against us with respect to the account.

13	NEGATIVE PLEDGE

You will not without our prior written consent create or have outstanding any security interest whatsoever over any of your rights under these Terms.

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14	CLOSING OUT

	(a)	We may close out a Transaction in such a manner as we consider appropriate, whether on the relevant market or Exchange or by private sale or any other method and we reserve the right to act as purchaser or seller in relation to such Transaction.

	(b)	Unless otherwise agreed in writing between us, or the Rules of the relevant Exchange and/or Clearing House provide otherwise, if we enter into any Transaction with you in order to close out any existing Transaction between us, our respective obligations under both such Transactions shall automatically and immediately be terminated upon entering into the second Transaction, except for any settlement payment due from one of us to the other in respect of such close-out.

15	NETTING; AND DEFAULT AND TERMINATION

The provisions of Annex C will apply

CLIENT MONEY AND CUSTODY

16	APPLICATION

Clauses 17 and 18 below will apply to assets received by us from you or in respect of your account only if we agree in writing to hold those assets in safe custody/subject to client money protection.

17	CLIENT MONEY

Where we hold “client money” as defined by FSA Rules:
	(a)	Client Money Rules
We shall treat money received from you or held by us on your behalf in accordance with the FSA’s Client Money Rules. Accordingly, subject to these Terms, we will segregate your money from ours in a bank account at an Approved Bank within FSA Rules. Subject to paragraph (b) below, this account is held by us as trustee and the bank is not entitled to combine it with any other account or to exercise any right of set-off or counterclaim against money in that account in respect of any sum we owe the bank.

	(b)	Passing money to Exchanges, etc.
We may pass money received from you to an Exchange, intermediate broker or Clearing House to effect a Transaction or to satisfy your obligation to provide margin or collateral.

	(c)	Interest
Unless otherwise agreed in writing, we shall not pay you interest, nor account to you for profits earned, on client money.

	(d)	Money market funds
We may place client money into a qualifying money market fund and units in any such fund will be custodied under Clause 18 below.

	(e)	Pooling of client money
We may place client money into a designated client fund account in which it will be pooled with other clients’ client money.

	(f)	Overseas banks, intermediate brokers or settlement agents
If we conclude Transactions on Exchanges outside the UK, we may hold client money with an Approved Bank within FSA Rules located outside the UK or pass money to an intermediate broker, settlement agent, exchange or clearing house located outside the UK. The legal and regulatory regime applying will be different from that of the UK and in the event of the insolvency or any other equivalent failure of that Approved Bank or person, your money may be treated differently from the treatment which would apply if the money was held with an Approved Bank in the UK. We will not be liable for the solvency, acts or omissions of any third party referred to in this paragraph.
	(g)	Right of application of client money
If you owe us any money under these Terms, we will on the day it becomes due and payable cease to treat as client money an equivalent amount and may apply that money in or towards satisfaction of the money due and payable to us.

	(h)	Surplus
Any surplus on a sale or closing out after exercising our rights under these Terms belongs to you and we will treat it as client money. Accordingly, if we default while still holding it, it will be pooled with our other client money for the benefit of all our customers and you will share rateably with them in that pool.

18	CUSTODY

Where we, our nominee, or our affiliate receive assets from you which we agree to custody or to arrange to custody:
	(a)	Custodian
We may act as custodian or may appoint a third party (which may be a member of our Group) to act as custodian. The custodian will:
• hold your assets in custody accounts segregated from our own assets; and
• register title to the assets in your name or the name of a nominee or custodian.

	(b)	Segregation
The custodian may:
• hold the assets at your risk and on such terms and conditions as the custodian may require. We may grant to the custodian security interests over the assets;
• in certain jurisdictions not be able under local law to separately identify your assets from their own proprietary assets or ours, in which case in the event of a default or insolvency of the custodian, if there is a shortfall in the total assets held, you may not recover all of your assets.

	(c)	Instructions
You may:
• give us instructions to: (i) deal with any rights and meeting calls; (ii) exercise any voting, conversion, subscription, redemption or other rights; (iii) deal with take-over or other offers; and
• choose (i) to mandate your dividends, interest payments and other entitlements to your bankers; or (ii) that we account to you for the same.
We will not exercise any rights unless we have sufficient instructions from you and/or (as necessary) sufficient funds immediately made available to us.

	(d)	Place of custody
Assets may be held in the UK or elsewhere, in our absolute discretion. Where assets are held:
• outside the UK, the legal and regulatory regime will be different from that of the UK. If the custodian become insolvent, assets held outside the UK may be treated differently from the treatment which would apply if they were held in the UK; and
• in a non-EU country which does not regulate the holding and safekeeping of financial instruments, if you are a Professional Client (see paragraph 5 of Annex B), you hereby request us to deposit your instruments with an appropriate third party in such country.

	(e)	Exclusion of liability
We accept no responsibility for the acts, default or insolvency of:
• any custodian other than ourselves or our nominee or a member of our Group, in the absence of fraud, negligence or wilful default by us in the initial selection of the custodian;
• any issuer, depository or registrar of securities.
	(f)	Right to use assets
We may not use assets for any purpose other than as permitted by these Terms without your prior written consent. In particular, we may not enter into securities financing transactions in respect of your assets held either by us in a client account or in an omnibus account held by a third party without first obtaining your written consent.

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UNDERTAKINGS
19	EXCLUSION OF LIABILITY

Neither we nor any member of our Group nor our respective directors, officers, employees or agents will be liable (whether in contract or in tort or otherwise) for:
	•	any direct of indirect losses, damages, costs or expenses incurred or suffered by you unless arising directly from our or their respective negligence, wilful default or fraud; or
	•	special, indirect, incidental, punitive or consequential damage.

20	INDEMNITY

You indemnify us and our directors, officers, employees or agents against any loss, liability, costs and expenses, which we (or they) incur either directly or indirectly pursuant to these Terms.

21	WARRANTIES

	(a)	General
You represent and warrant to us at the date you enter into of these Terms and of each Transaction that:
(i) you have all necessary consents, powers, licences and authorisations and have taken all necessary action to authorise the entry into and performance of these Terms and all Transactions; and
(ii) these Terms and each Transaction are binding upon you and do not and will not violate any law, regulation, order, charge or agreement by which you are bound; and
(iii) no litigation, arbitration or administrative proceedings are current or, to your knowledge, pending or threatened, which might, if adversely determined, have a material adverse effect on your business or financial condition or on your ability to perform your obligations under these Terms; and
(iv) no Event of Default as defined in Annex C or any event which may become (with the passage of time and/or the giving of notice and/or the making of any determination) an Event of Default has occurred and is continuing with respect to you or any guarantor; and
(v) unless you have expressly notified us otherwise, you act in the capacity set out in the account opening form; and
(vi) any information provided to us is complete, accurate and not misleading in any material respect; and (vii) you are willing and financially able to sustain a total loss of funds or assets resulting from Transactions; and (viii) subject to paragraph (v) above, you are the sole beneficial owner of:
• all margin and collateral provided, and
• your account,
in either case, free and clear of any third party right whatsoever other than a lien routinely imposed on all securities in a clearing system in which the relevant assets may be held.

	(b)	Individuals
If you are an individual, you also represent and warrant to us at the date of these Terms and of each Transaction that you have full capacity to enter into and perform these Terms

	(c)	Companies
If you are a company, you also represent and warrant at the date of these Terms and of each Transaction that:
(i) you are duly incorporated and validly existing under the laws of the jurisdiction of your incorporation; and
(ii) you have the power to own assets and carry on business as it is being conducted; and
(iii) all authorisations required in connection with the entry into, performance, validity and enforceability of Transactions and these Terms have been obtained or effected and are in full force and effect.

	(d)	Our warranties
We represent and warrant to you at the date of these Terms and each Transaction in the terms of paragraphs (a)(i) and (iii) and (c)(i)-(iii) above.
22	COVENANTS
You will:
• use all reasonable steps to comply with all Applicable Regulations, so far as they are applicable to you or us; and
• promptly notify us in writing if any information provided to us changes; and
• notify us of the occurrence of an Event of Default as defined in Annex C; and
• upon demand, provide us with such information as we may reasonably require; and
• if any action or proceeding is brought by or against us in relation to these Terms, co-operate with us to the fullest extent possible in the defence or prosecution of such action or proceedings.

MISCELLANEOUS PROVISIONS

23	CONFLICTS OF INTEREST

We have in place arrangements to manage conflicts of interest between ourselves and our clients and between our different clients, which are set out in our Conflicts of Interest Policy. Where we do not consider that the arrangements under our Conflicts of Interest Policy are sufficient to manage a particular conflict that would apply to you, we will inform you of the nature of the conflict so that you can decide how to proceed.

24	CONFIRMATIONS

We will either send you or make available to you by such means as you have requested in the Customer Information Disclosure and we have agreed, a confirmation of each Transaction, promptly after entering into that Transaction with or for you.

25	PERIODIC STATEMENTS

Within 10 Business Days after the end of each month, we will either send you or make available on our website a statement of your account as well as (where appropriate) a statement of the valuation and composition of your portfolio and/or any assets and client money held.

Periodic statements and confirmations will, in the absence of manifest error, be conclusive and binding on you unless we receive from you objection in writing within, respectively, 2 or 5 Business Days of receipt.

26	NOTICES

All communications will be to the address or fax number and to the individual/department specified in the account opening form or by proper notice in writing accompanied by any necessary evidence of the change. Email notifications of changes in contact details will not be accepted.
Communications are taken to be received:
• if sent by post: 3 Business Days after the date of posting (or 5 if sent to or from a place outside the UK); and
• if sent by fax: at the time shown in a transmission report that indicates that the whole fax was sent; and
• if sent by electronic mail: on the day following dispatch; and
• if posted on our website: on the day following such posting.

27	RECORDING CALLS

We may tape record telephone calls and use such recording as evidence in any dispute.

28	YOUR PERSONAL INFORMATION

(a) We will treat all of your information as confidential, but may disclose it:
• as required by Applicable Regulations; and
• as necessary in the provision of services pursuant to these Terms; and
• as necessary to protect our interests.

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(b) Any such information may be:
• held and/or processed by our Affiliates or agents; and/or
• transferred to any country, including outside the European Union, which may or may not have data protection laws; and/or
• used to enable us to give you information about products and services offered by us or our Affiliates or selected third parties which we believe may be of interest to you. If you do not wish to receive marketing information, please contact us in writing.

(c) Under Applicable Regulations you may have the right to access information that we hold about you, or have inaccurate information corrected, and if you wish to exercise such right, please contact us in writing.

(d) Where you are a company, the information we hold about you may include information regarding your officers and employees and you will inform them that we may hold such information in the manner described above.

29	APPLICABLE REGULATIONS

If there is any inconsistency between Applicable Regulations and these Terms, the Applicable Regulations will govern. Nothing in these Terms exclude or restrict any obligation that we have under FSA Rules or other Applicable Regulations. We may take or omit to take any action we consider necessary to ensure compliance with Applicable Regulations and that will be binding on you.

30	AMENDMENTS

Without prejudice to your existing rights and obligations, we may amend these Terms by way of prior written notice to you. Such amendment will become effective from the date of the notice.

31	FORCE MAJEURE

Subject to any other clause of this Agreement, we shall not be liable to you for any partial or non-performance of our obligations by reason of any cause beyond our reasonable control, including any breakdown, malfunction or failure of transmission, communication or computer facilities, industrial action, acts and regulations of any governmental or supra national bodies or authorities or the failure of any relevant intermediate broker, agent or principal of ourselves, custodian, sub-custodian, dealer, exchange, clearing house or regulatory or self-regulatory organisation, for any reason, to perform its obligations.

32	ASSIGNMENT

These Terms are for the benefit of and binding upon us both and our respective successors and assigns. We may, but you may not without our prior written consent, assign, charge or otherwise create a third party right over these Terms or any right, benefit or interest under them or transfer any obligation under them.

33	TERMINATION

Subject to all existing rights which may then have accrued, or prior events which may lead to such rights accruing, you or we may terminate the agreement constituted by these Terms on written notice to the other.

34	TIME OF THE ESSENCE

Time will be of the essence in respect of all obligations owed by you under these Terms.

35	RIGHTS OF THIRD PARTIES

Any person who is not a party to these Terms, but is referred to in them, may enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

36	GOVERNING LAW AND JURISDICTION

This Agreement is governed by and construed in accordance with English law.
Subject to the next paragraph, each of you and we irrevocably:
• agree that the Courts of England will have jurisdiction to determine any proceedings and irrevocably submit to their jurisdiction, but this will not prevent us from bringing an action in the courts of any other jurisdiction; and
• waive any objection to the venue of any such proceedings.
Where the rules of a relevant Exchange require us to we will, and where they permit us to we may, refer any dispute relating to a Transaction on that Exchange to arbitration under its rules before you and we resort to the jurisdiction of the Courts.

37	INTERPRETATION

Annex A contains defined terms and other interpretation.

ANNEX A
INTERPRETATION

1	INTERPRETATION

In this these Terms (unless otherwise provided):
• words and expressions have the same meanings as in the FSA Rules;
• references to these Terms or any other document includes as amended, varied, novated or supplemented from time to time;
• references to a statute, rule or regulation includes (i) as amended or re-made and (ii) any rule made under it.

2	DEFINED TERMS

In these Terms:
“Applicable Regulation(s)” means (as relevant):
(a) FSA Rules; and/or

(b) Exchange or Clearing House rules; and/or

(c) all other applicable laws, regulations and rules. “Authorised Person” means, where the account is in the name of:

• an individual: that individual;
• joint account holders: in respect of payment instructions, any of the joint account holders; and, in respect of other instruction, any of the joint account holders nominated in the account opening form;
• a trust: any of the trustees;
• a company: any of those officers, employees or agents whose names have been notified to us by you in writing;
• in relation to any of the above: an agent acting on that person’s behalf whose name has been notified to us by you in writing.

“Business Day” means any day on which banks are open for general commercial business in London.

“Disclosure Booklet” means the booklet of regulatory and other disclosures that we send to you from time to time.

“FSA” means the Financial Services Authority.

“FSA Rules” means the rules made from time to time by FSA.

“Group” means any affiliated company.

“MF Global” means MF Global UK Limited.

“Transaction” includes:
• selling, buying or subscribing for any security, currency or asset;
• entering into, closing out, effecting delivery under, exercising and/or settling any derivatives contract (including exercising or allocating an option) and entering into matching transactions.

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ANNEX B REGULATORY DISCLOSURES

1	INTRODUCTION

The provisions set out in this Annex are included as a result of FSA Rules.

2	MF GLOBAL UK LIMITED

MF Global UK Limited, whose main business is as a securities and derivatives broker, is a subsidiary of MF Global Limited, a company listed on the New York Stock Exchange. We are authorised and regulated by the FSA of 25 North Colonnade, London E14 5HS, in the conduct of investment business in the UK, FSA registration number 106052. Our registered office and principal place of business is at Sugar Quay, Lower Thames Street, London EC3R 6DU. We have internal procedures for handling complaints fairly and promptly. You may send a complaint to us by letter, telephone, email or in person to the Compliance and Legal Department (attention: Complaints Officer). If you are a Retail Client you may have the right to complain to the Financial Ombudsman Service. Please contact us if you would like further details about our complaints procedure. We participate in the Financial Services Compensation Scheme which, for clients covered, pays compensation for business covered of up to £48,000 for each event.

3	IMPORTANT INFORMATION

Where you are a Professional or Retail Client, information on the firm and its services, investments and strategies designed to assist you in understanding their nature and risks is contained in our Disclosure Booklet, which accompanies these Terms and will be updated and sent to you from time to time.
The appropriate paragraph(s) of the then current Booklet should always be read before entering into a Transaction described in the relevant paragraph(s).

4	YOUR CAPACITY FOR FSA RULE PURPOSES

	•	As notified to you in the cover letter to these Terms, we will treat you for all purposes and all services and Transactions as either an Eligible Counterparty or as a Professional Client or as a Retail Client.
	•	Where you act as agent:
		(i)	we will treat you, and not your principal, as our sole “client” under FSA Rules; and
		(ii)	you warrant to us as at the date of these Terms and in relation to each Transaction that:
			•	you have your principal’s full authority to enter into and perform these Terms and your principal is aware of and agrees to these Terms; and
			•	any information which you transmit to us about your principal is true, accurate and complete; and
			•	you have, where necessary, either advised your principal to enter into that Transaction or concluded that such Transaction is appropriate for your principal.

5	ADDITIONAL INFORMATION

Please note:
			•	you may communicate with us, and will receive documents from us, in English;
			•	where we hold your assets in safe custody with a third party pursuant to Clause 18, the third party may hold your assets in an omnibus account for all of our clients and, in the event of our or that third party’s default or insolvency, if there is a shortfall in that omnibus account, you may not recover all of your assets;
			•	where your assets are held by a third party outside of the UK, it may not be possible for those assets to be separately identifiable. In the event of the third party’s default, you may not recover all of your assets;
			•	all charges will, to the extent possible, be deducted from sums held in your account.
6	COLD CALLS

By entering into these Terms you expressly request that we call you in relation to any service, investment and/or opportunity that we reasonably consider may be of interest to you.

7	DISTANCE MARKETING

If you are an individual client (not a legal entity) and we enter into a Transaction as a result of our distance marketing, then in every such case you should note the following disclosures:
• The information in paragraph 2 above.
• The services referred to in these Terms and the Disclosure Booklet.
• You do not have a right to cancel any Transaction.
If you are not a client of ours in your capacity as an individual, these disclosures do not apply to you.

ANNEX C
NETTING, DEFAULT AND TERMINATION

PART I: EVENTS OF DEFAULT

The following shall constitute Events of Default:
(a)	you fail to make any payment when due under these Terms of Business or to make or take delivery of any property when due under, or to observe or perform any other provision of these Terms of Business;

(b)	you commence a voluntary case or other procedure seeking or proposing liquidation, reorganisation, an arrangement or composition, a freeze or moratorium, or other similar relief with respect to you or your debts under any bankruptcy, insolvency, regulatory, supervisory or similar law (including any corporate or other law with potential application to you, if insolvent), or seeking the appointment of a trustee, receiver, liquidator, conservator, administrator, custodian or other similar official (each a “Custodian”) of you or any substantial part of your assets, or if you take any corporate action to authorise any of the foregoing, and in the case of a reorganisation, arrangement or composition, we do not consent to the proposals;

(c)	an involuntary case or other procedure is commenced against you seeking or proposing liquidation, reorganisation, an arrangement or composition, a freeze or moratorium, or other similar relief with respect to you or your debts under any bankruptcy, insolvency, regulatory, supervisory or similar law (including any corporate or other law with potential application to you, if insolvent) or seeking the appointment of a Custodian of you or any substantial part of your assets and such involuntary case or other procedure;

(d)	to the extent you are a natural person, you die, become of unsound mind, are unable to pay your debts as they fall due or are bankrupt or insolvent, as defined under any bankruptcy or insolvency law applicable to you; or any indebtedness of yours is not paid on the due date therefore, or becomes capable at any time of being declared, due and payable under agreements or instruments evidencing such indebtedness before it would otherwise have been due and payable, or any suit, action or other proceedings relating to these Terms of Business are commenced for any execution, any attachment or garnishment, or distress against, or an encumbrancer takes possession of, the whole or any part of your property, undertaking or assets (tangible and intangible);

(e)	you or any Credit Support Provider (or any Custodian acting on behalf of either of you or a Credit Support Provider) disaffirms, disclaims or repudiates any obligation under these Terms of Business or any guarantee, hypothecation agreement, margin or security agreement or document, or any other document containing an obligation of a third party (“Credit Support Provider”), or of you, in favour of us supporting any of your obligations under these Terms of Business (each a “Credit Support Document”);

(f)	any representation or warranty made or given or deemed made or given by you under these Terms of Business or any Credit Support Document proves to have been false or misleading in any material respect as at the time it was made or given or deemed made or given;

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(g)	(i) any Credit Support Provider fails, or you yourself fail to comply with or perform any agreement or obligation to be complied with or performed by you or it in accordance with the applicable Credit Support Document; (ii) any Credit Support Document expires or ceases to be in full force and effect prior to the satisfaction of all your obligations under these Terms of Business, unless we have agreed in writing that this shall not be an Event of Default; (iii) any representation or warranty made or given or deemed made or given by any Credit Support Provider pursuant to any Credit Support Document proves to have been false or misleading in any material respect as at the time it was made or given or deemed made or given; or (iv) any event referred to in paragraphs (b) to (d) or (h) of this Part 1 Annex C occurs in respect of any Credit Support Provider;

(h)	to the extent you are not a natural person, you are dissolved, or, if your capacity or existence is dependent upon a record in a formal register, the registration is removed or ends, or any procedure is commenced seeking or proposing your dissolution, removal from such a register, or the ending of such a registration;

(i)	where you or your Credit Support Provider is a partnership, any of the events referred to in paragraphs (b) to (d) or (h) of this Part I Annex C occurs in respect of one or more of your or its partners;

(j)	we consider it necessary or desirable to prevent what we consider is or might be a violation of any Applicable Regulation or good standard of market practice;

(k)	we consider it necessary or desirable for our own protection or any action is taken or event occurs which we consider might have a material adverse effect upon your ability to perform any of your obligations under these Terms of Business;

(l)	any event of default (however described) occurs in relation to you under any other agreement between us to which you are a party.

PART II: NETTING

1	RIGHTS ON DEFAULT: On the occurrence of an Event of Default, we may exercise our rights under this clause, except that in the case of the occurrence of any Event of Default specified in paragraphs (b) or (c) of the definition of Events of Default (each a “Bankruptcy Default”), the automatic termination provision of this clause shall apply.

2	LIQUIDATION DATE: Subject to the following sub-clause, at any time following the occurrence of an Event of Default, we may, by notice to you, specify a date (the “Liquidation Date”) for the termination and liquidation of Netting Transactions in accordance with this clause.

3	AUTOMATIC TERMINATION: The date of the occurrence of any Bankruptcy Default shall automatically constitute a Liquidation Date, without the need for any notice by us and the provisions of the following sub-clause shall then apply.

4	CALCULATION OF LIQUIDATION AMOUNT: Upon the occurrence of a Liquidation Date:
(a) neither of us shall be obliged to make any further payments or deliveries under any Netting Transactions which would, but for this clause, have fallen due for performance on or after the Liquidation Date and such obligations shall be satisfied by settlement (whether by payment, set-off or otherwise) of the Liquidation Amount;

(b) we shall (on, or as soon as reasonably practicable after, the Liquidation Date) determine (discounting if appropriate), in respect of each Netting Transaction referred to in paragraph (a) the total cost, loss or, as the case may be, gain, in each case expressed in the Base Currency (and, if appropriate, including any loss of bargain, cost of funding or, without duplication, cost, loss or, as the case may be, gain as a result of the termination, liquidation, obtaining, performing or re-establishing of any hedge or related trading position) as a result of the termination, pursuant to these Terms of Business, of each payment or delivery which would otherwise have been required to be made under such Netting Transaction (assuming satisfaction of each applicable condition precedent and having due regard, if appropriate, to such market quotations published on, or official settlement prices set by the relevant Market as may be available on, or immediately preceding, the date of calculation); and

(c) we shall treat each cost or loss to us, determined as above, as a positive amount and each gain by us, so determined, as a negative amount and aggregate all of such amounts to produce a single, net positive or negative amount, denominated in the Base Currency (the “Liquidation Amount”).

5	PAYER: If the Liquidation Amount determined pursuant to this clause is a positive amount, you shall pay it to us and if it is a negative amount, we shall pay it to you. We shall notify you of the Liquidation Amount, and by whom it is payable, immediately after the calculation of such amount.

6	OTHER TRANSACTIONS: Where termination and liquidation occurs in accordance with this clause, we shall also be entitled, at our discretion, to terminate and liquidate, in accordance with the provisions of this clause, any other transactions entered into between us which are then outstanding.

7	PAYMENT: The Liquidation Amount shall be paid in the Base Currency by the close of business on the Business Day following the completion of the termination and liquidation under this clause (converted as required by applicable law into any other currency, any costs of such conversion to be borne by you, and (if applicable) deducted from any payment to you). Any Liquidation Amount not paid on the due date shall be treated as an unpaid such amount and bear interest, at the average rate at which overnight deposits in the currency of such payment are offered by major banks in the London interbank market as of 11.00 am (London time) (or, if no such rate is available, at such reasonable rate as we may select) one 1% per annum for each day for which such amount remains unpaid.

8	BASE CURRENCY: For the purposes of any calculation hereunder, we may convert amounts denominated in any other currency into the Base Currency at such rate prevailing at the time of the calculation as we shall reasonably select.

9	PAYMENTS: Unless a Liquidation Date has occurred or has been effectively set, we shall not be obliged to make any payment or delivery scheduled to be made by us under a Netting Transaction for as long as an Event of Default or any event which may become (with the passage of time, the giving of notice, the making of any determination hereunder, or any combination thereof) an Event of Default with respect to you has occurred and is continuing.

10	ADDITIONAL RIGHTS: Our rights under this Part II shall be in addition to, and not in limitation or exclusion of, any other rights which we may have (whether by agreement, operation of law or otherwise).

11	APPLICATION OF NETTING TO NETTING TRANSACTIONS: This Part II of Annex C applies to each Netting Transaction entered into or outstanding between us on or after the date these Terms of Business take effect.

12	SINGLE AGREEMENT: These Terms of Business, the particular terms applicable to each Netting Transaction, and all amendments to any of them shall together constitute a single agreement between us. We both acknowledge that all Netting Transactions entered into on or after the date these Terms of Business take effect are entered into in reliance upon the fact that the Agreement and all such terms constitute a single agreement between us.

13	OTHER AGREEMENTS: Subject to clause 6, the provisions of this clause shall not apply to any Transaction which is subject to liquidation and termination under another agreement. However, any sum resulting from a liquidation and termination under another agreement, may be set-off against the Liquidation Amount.

14	DEFAULT: On an Event of Default or at any time after we have determined, in our absolute discretion, that you have not performed (or we reasonably believe that you will not be able or willing in the future to perform) any of your obligations to us, in addition to any rights under this Part II of Annex C we shall be entitled without prior notice to you:
• instead of returning to you investments equivalent to those credited to your account, to pay to you the fair market value of such investments at the time we exercise such right, and/or

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• to sell such of your investments as are in our possession or in the possession of any nominee or third party appointed under or pursuant to these Terms of Business, in each case as we may in our absolute discretion select or and upon such terms as we may in our absolute discretion think fit (without being responsible for any loss or diminution in price) in order to realise funds sufficient to cover any amount due by you hereunder, and/or
• to close out, replace or reverse any Transaction, buy, sell, borrow or lend or enter into any other Transaction or take, or refrain from taking, such other action at such time or times and in such manner as, at our sole discretion, we consider necessary or appropriate to cover, reduce or eliminate our loss or liability under or in respect of any of your contracts, positions or commitments.

PART III: TERMINATION WITHOUT DEFAULT

1	TERMINATION: Unless required by Applicable Regulations, either party may terminate these Terms of Business (and the relationship between us) by giving ten days written notice of termination to the other. We may terminate these Terms of Business immediately if you fail to observe or perform any provision of these Terms of Business or in the event of your insolvency other than in the case of force majeure. Upon terminating these Terms of Business, all amounts payable by you to us will become immediately due and payable including (but without limitation):
(a) all outstanding fees, charges and commissions; and

(b) any dealing expenses incurred by terminating these Terms of Business; and

(c) any losses and expenses realised in closing out any Transactions or settling or concluding outstanding obligations incurred by us on your behalf.

2	EXISTING RIGHTS: Termination shall not affect then outstanding rights and obligations under these Terms of Business and in relation to outstanding Transactions which shall continue to be governed by these Terms of Business and the particular clauses agreed between us in relation to such Transactions until all obligations have been fully performed.

PART IV: INTERPRETATION

Terms used in this Annex C and not defined elsewhere shall be defined in accordance with this Part IV. In the event of any discrepancy herein between definitions in this Part IV and in the rest of these Terms of Business, this Annex C shall prevail.

“Base Currency” means the lawful currency of the United Kingdom;

“Market” means any regulated market, or multilateral trading facility (as such terms are defined in the FSA Rules);

“Netting Transaction” means a Transaction which is intended to be subject to the clause entitled “Netting” and for such purposes is identified as a “Netting Transaction”;

“Rules” means articles, rules, regulations, procedures and customs, as in force from time to time; and

“Transaction” means any transaction subject to these Terms of Business, and includes:
(i)	a contract made on a Market or pursuant to the Rules of a Market;
(ii)	a contract which is subject to the Rules of a Market;
(iii)	a contract which would (but for its term to maturity only) be a contract made on, or subject to the Rules of a Market and which, at the appropriate time, is to be submitted for clearing as a contract made on, or subject to the Rules of a Market; in any of cases (i), (ii) and (iii) being a future, option, contract for differences, spot or forward contract of any kind in relation to any commodity, metal, financial instrument (including any security), currency, interest rate, index or any combination thereof;
• a transaction which is matched with any transaction within paragraph (i), (ii) or (iii) of this definition; or any other transaction which we both agree shall be a Transaction.
ANNEX D
ELECTRONIC SERVICES

1	PURPOSE

This Part applies to your use of any electronic service we provide to you and sets out the basis upon which you may view information and enter into Transactions via our and/or a third party’s electronic order routing/trading system.

2	OUR SERVICES

At our absolute discretion we may provide you with direct access to an Exchange or a closed-user electronic communication network (“ECN”) using our own computer Equipment (the “Equipment”) or otherwise. Where appropriate we may supply to you the software (the “Software”) necessary to enable your system to interconnect with our server, the Equipment, a designated link (“Designated Link”) and access to our online settlement data service (“Online Data Settlement Service”).

We will issue a user name and password to you and each person nominated by you in writing (the “Authorised User”).

We may make such modifications, improvements or additions to the Equipment, electronic service or any part of it as we deem fit.

3	YOUR OBLIGATIONS

	(a)	As applicable to you and the type of service we provide to you, you will:
		(i)	comply with our policies on use thereof; and
		(ii)	take reasonable care of the Equipment and Software and not (i) interfere or tamper with, alter, amend or modify the Equipment (ii) copy any Software (iii) reverse compile or disassemble any Software (iv) move the Equipment; and
			•	not create or allow to be created any encumbrance over the Equipment; or do or permit to be done any act which might prejudice our rights, or those of our suppliers, in the Equipment or result in it being taken from your possession; and
			•	maintain the accommodation, environment and facilities for the Equipment as reasonably specified by us, and use the Equipment only in accordance with the manufacturer’s recommendations.
			•	maintain all necessary support services; and
			•	run such tests and provide such information to us as we shall reasonably consider necessary; and
			•	only implement Transactions in accordance with Applicable Regulations; and
			•	accept any updates or modifications to Software and install and use state-of-the-art virus detection/scanning program. In the event that you become aware of a material defect, malfunction or virus you will immediately notify us and cease to all use such electronic service until you have received permission from us; and
			•	use the services solely for the purpose supplied and not on behalf of any third parties without our prior written consent; and
			•	not sell, lease, store, retransmit, redistribute or provide, directly or indirectly, the electronic services and Software or any component thereof To any third party;
			•	provide all equipment and network services necessary;
			•	ensure that your system is compatible with our Software; and
			•	since between us all information provided via the electronic service or incorporated in Software is our exclusive and proprietary property, you agree to protect our proprietary rights in it.

	(b)	We will assume that all Transactions entered into and communications made with your password were entered into or made by you.

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4	WITHDRAWAL OF AN ELECTRONIC SERVICE

We may suspend or withdraw temporarily or permanently any electronic service.

5	RIGHT OF ACCESS

We may, on reasonable notice, enter your premises and inspect your system and trading practices to ensure that you are carrying out electronic trading in accordance with these Terms.

6	SETTING LIMITS AND CONTROLS

We may set limits or other controls on your ability to use electronic trading access including but not limited to (i) the maximum order/trade amount (ii) our total exposure to you (iii) our overall exposure to third parties (iv) the price of orders (v) as necessary or desirable to comply with Applicable Regulations.

7	OFFER AND ACCEPTANCE

(a) The price displayed is merely an invitation to you to make an offer.

(b) An offer is made by you clicking on the designated box within any permitted time displayed.

(c) Acceptance with a CFD is when we have established a hedge in the market.

8	ORDERS

(a) We shall only be responsible for the execution of orders in the circumstances where you have received a notification of receipt generated by the relevant systems and you will bear the risk of inaccuracy, loss or delay in transmission.

(b) Our electronic records and paper copies of such electronic records will be conclusive, although taped conversations will prevail over them.

(c) In respect of orders submitted incorrectly or erroneously, we will only accept instructions to amend or delete orders submitted by an Authorised User and only to the extent that such order has not already been executed.

(d) If such order has already been executed, you will be bound by it. In our discretion and for our protection, or for reasons of market integrity/counterparty risk we may reverse the executed trade and you agree to co-operate in that and to indemnify us fully for any and all costs and losses arising therefrom.

9	SECURITY

(a) We may from time to time notify you of the security procedures for accessing an electronic service and you agree to follow the procedures, not disclose them to any third party and maintain appropriate security arrangements for this purpose. From time to time we may require you to describe and, if appropriate, adapt your arrangements in this regard.

(b) If for any reason you suspect that such security information has been learnt by any third party, you must notify us immediately and cease to use it.

(c) You will ensure that only Authorised Users access and use electronic services and you will notify us of the identity of all Authorised Users and will ensure that all Authorised Users have been given suitable training. We are under no obligation to provide training or assistance and if we do, it is at your sole risk.

10	RECORD KEEPING

Both parties will keep records in accordance with Applicable Regulations to demonstrate the nature of orders submitted and the time at which such orders are submitted.
11	INFORMATION AVAILABLE THROUGH OUR TRADING SYSTEM OR OUR WEB SITE

	(a)	The display of any price quotation, volume or other information does not constitute:
• an offer to buy or sell; or
• any guarantee that your orders will be executed at the price or market level displayed or at the level specified in your order.
(i) We accept no responsibility for the accuracy or completeness of any information displayed.
(ii) We make no representations or warranties concerning the content of sites which can be accessed through our Web site.
(iii) Our marketing material may be sent to you through our Trading System or our Web site.

12	OPEN NETWORKS

Although we take reasonable steps to avoid information being intercepted and read by third parties, the provision of an electronic service over an open network, the Internet, which is accessible to anybody may result in someone other than us gaining access to information about you and your dealings with us.

ANNEX E
EQUITY CONTRACTS FOR DIFFERENCES

1	OUR SERVICES

	(a)	We may make available an indicative price quotation for an Equity Contract for Differences (“CFD”) and enter into such CFD with you at our absolute discretion.

	(b)	Where we do so, the CFD will be deemed executed at the Contract Security Price (where such price is the current price of the underlying reference security as determined by us from time to time) at the time a hedge/contra is matched in whole or in part by any counterparty (which may include us). The day of execution will be the first day of the term of the CFD.

	(c)	We will calculate the Contract Value of each CFD on each Business Day. The Contract Value is the Contract Security Price multiplied by the number of underlying securities to which the CFD relates, and Business Day means each day on which the exchange on which the CFD underlying security is principally traded is open for trading.

	(d)	All of these Terms apply.

2	PAYMENT OF DIFFERENCES

	(a)	If, on any Business Day during the term of the CFD, the current Contract Value is:
• higher than the previous Business Day’s Contract Value, then the Short Party will pay the Long Party the difference;
• lower than the previous Business Day’s Contract Value, then the Long Party will pay the Short Party the difference, where the “Long Party” is the party who has notionally bought a CFD and the “Short Party” is the party who has notionally sold a CFD.

	(b)	We will debit and credit amounts owing between us to your account.

	(c)	All Contracts will be cash settled.

3	INTEREST

Interest will be payable as follows:
	(a)	The Long Party will pay a funding charge payable on a percentage of the Contract Value of each CFD; the applicable interest rates will be notified to you in the rate schedule or by a separate letter.

	(b)	The charge will be calculated and accrued daily and be credited or debited from your account. The interest will be calculated on the day count basis that we deem appropriate in the relevant market.

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4	DIVIDENDS/INTEREST

We will make appropriate debits and/or credits to your account in respect of dividends/interest on the relevant Contract Security.

5	CLOSING A CONTRACT

	(a)	If on any Business Day you wish to close any CFD (whether in whole or in part), then before the close of business on that day you must give notice of that fact to us specifying the CFD underlying security and (if only part of the CFD is to be closed) the proportion that you wish to close.

	(b)	We will use reasonable endeavours to calculate and notify to you an indicative closing price; and you will immediately notify us whether or not you are willing to accept that indicative closing price. Acceptance will constitute a binding closing of the CFD on that day. If you do not immediately accept our closing price the CFD will remain in full force and effect.

6	ADJUSTMENTS

	(a)	If we determine that any CFD underlying security has become subject to possible adjustment as the result of any event to be reasonably determined by us and which would include (but not be limited to) a merger, a takeover, nationalisation, insolvency, an exchange suspension or a delisting, we will determine the appropriate adjustment, if any, to be made to the Contract Value of that underlying equity and/or the related quantity of such equities to preserve the economic equivalent of the rights and obligations of the parties under the relevant CFD immediately prior to that event, to be effective as of the date determined by us. In the event of an exchange suspension we may at our absolute discretion close out the CFD with you at a price to be determined by us.

	(b)	We will give notice of any adjustment to you as soon as reasonably practicable after the determination thereof and such notice will be conclusive and binding in the absence of manifest error.

7	RATE SCHEDULE

We may amend the rate schedule at any time.

ANNEX F
LME CONTRACTS

1	We act as broker and market maker on the London Metal Exchange (“LME”). Accordingly, when we enter into an LME Contract with you, we may choose a basis of trading, including:
	•	entering into a back-to-back transaction on a principal-to-principal basis across the Ring or via LME Select, in which case the Client Contract and the back-to-back Exchange Contract will be identical or substantially similar in its terms except as to parties and price;
	•	entering into a back-to-back transaction on a principal-to-principal basis with a counterparty OTC, in which case our Transaction with you and the back-to-back OTC transaction will be identical or substantially similar in its terms except as to the parties and the price;
	•	not entering into any back-to-back or matching transaction;
	•	matching your Transaction with that of one or more of our other clients; or
	•	combining any or all of the above bases of trading.

2	Notwithstanding paragraph 1, we may agree with you that we will use a particular basis of trading for a particular Transaction.

3	Any order taken from you in respect of an LME Contract will be on the basis that:
	•	the order will not be executed in whole or in part unless and until we bid for the LME Contract concerned at the same or a higher price than that specified in your order (in the case of a sell order) or offer it at the same or a lower price than that specified in your order (in the case of a buy order) with a view to purchasing or selling (as the case may be) the LME Contract concerned in the amount of the order; and
	•	until execution, we may buy the LME Contract (where the order you gave was to sell) at a price equal to or lower than that stated in your order, or sell it (where the order was to buy) at a price equal to or higher than that stated in the order. Any such purchase or sale by us may be from or to any third party and for our own account or for the account of any company within our Group or any other client of ours.

4	When we enter into a Transaction with you in relation to an LME-deliverable Contract, which would (but for its term to maturity) be an LME registered Client Contract, we will register it on the LME at the time agreed in the relevant confirmation.

5	We may record a loss or a gain on the difference between the price quoted to you and the price applying to any matching transaction. Such a loss or gain will be in addition to agreed commission and clearing fees and will not be separately identified in the confirmation relating to the Transaction.

6	We will only enter into Transactions which are undertaken at the prevailing market price unless we have taken reasonable steps to ensure that a Transaction undertaken at a price other than the prevailing market price is not being entered into for an improper purpose, which would include but is not limited to the perpetration of fraud, market abuse or the improper concealment of a profit or loss.

7	Neither the rules of the LME nor trade practices in relation to LME Contracts provide any mechanism for us to determine the best price in the market at any given time. Accordingly, we cannot offer best execution in relation to these Transactions. The price we will offer to you will be fair and reasonable, taking into account factors such as the trader’s assessment of market liquidity and risk, the size and the nature of the Transaction, the time of day, the nature of the service, the cost of funding and clearing the business and margin and commission terms applicable to your Account.

8	The FOA Explanatory Memorandum on Base Metals Transactions (the “FOA Explanatory Memorandum”) has been provided to you separately in the MF Global Disclosure documentation, and is incorporated by reference into these Terms of Business. It applies to dealings between us as if specifically set out in this Annex F, as if references to “a Firm” or “the Firm” were references to MF Global and references therein to “Metals Transactions” were (except for the purposes of clause 10 below) references to an LME Contract. Your attention is also drawn to the Guide to the Structure and Market Terminology of the LME which is appended to the FOA Explanatory Memorandum and which explains, among other things, certain order types and certain features of trading LME Contracts.

9	You represent and warrant that you have read and fully understood this Annex D, the FOA Explanatory Memorandum and our Terms of Business and understand fully the manner in which we deal with the different types of orders that you may submit to us.

10	Except to the extent they constitute LME Contracts, nothing in this Annex D or in the FOA Explanatory Memorandum shall be construed as imposing any restrictions on our ability to enter into OTC metals transactions (or any other metals transactions that are not LME Contracts) with third parties.

11	Unless otherwise agreed with you at the time that we accept your order, our obligations and duties to you when we effect LME Contracts with you or where we receive and execute your orders in relation to LME Contracts, will be confined to those expressly set out in this Annex D (and for the avoidance of doubt the FOA Explanatory Memorandum) and (to the extent they are consistent) our Terms of Business. To the extent permitted by law we agree that no other duties or obligations on our part will apply to, or be implied into, the relationship between us. However nothing in this Annex F shall be construed as excluding or restricting any duty that we may owe to you under Applicable Regulations (including the LME Rules).

12	Except as required under the Financial Services and Markets Act 2000 or Applicable Regulations:
• we shall not be under any obligation to disclose to you any information we hold (including information about ourselves, any of our affiliates or any of our other customers). Where one of our employees has knowledge of a particular fact or circumstance, this shall not be deemed to constitute knowledge of that fact or circumstance on our part or on the part of any of our other employees or officers; and

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	•	where this Annex F or our Term of Business provide that we have the right, ability or discretion to act, or refrain from acting, in a particular way, we shall, except where this Annex F or our Terms of Business provide to the contrary, be entitled to exercise such right, ability or discretion without making any prior disclosure to you of our intention to do so or of any fact or circumstance which is or may be material or relevant to you or your interests.

13	“Client Contract”, “Exchange Contract”, “LME Select” and “Ring” each has the meaning in the rules of the LME.

ANNEX G
SPREAD TRADING

1	OUR SERVICES

	(a)	We are a licensed spread-betting bookmaker.

	(b)	In this Annex “Bet” means the “selling” or “buying” of any contract for differences entered into between you and us. A Bet is referred to in these Terms as a Transaction. All of these Terms apply.

2	OFFER AND ACCEPTANCE

	(a)	Orders
		•	We will quote a two-way price or ’spread’ which may be accompanied by restrictions. After any quote we may provide a further quote until you indicate your intention to buy or sell.
		•	The lower figure of our spread (or bid price) will be selected if you wish to sell and the higher figure (or offer price) will be selected if you wish to buy.
		•	At certain times, we may be unable to quote a two-way price. We are not obliged to, but will normally explain the reason.
		•	You will promptly give us any instructions that we may require from you in respect of any Bet or other matter. Failure to provide such instruction promptly may result in us taking such steps as we reasonably consider are necessary or desirable for our protection.
		•	We may at our discretion require that certain Bets be made in a currency other than UK Sterling.

	(b)	Stops, Limits and Other Orders
		•	We may accept “stop” and “limit” orders on terms acceptable to us.
		•	If an order is being used by you to reduce margin requirements on your account, we may restrict amendment of any controlling parameters at our discretion.
		•	When the price of the market reaches a level set by you and your account is sufficiently funded, your stop or limit order will be converted into a Bet and any other contingent orders placed by you in respect of the Bet will become active.
		•	Once the order level is reached we will act as soon as reasonably practicable to effect your instruction. We will not be liable if, as a result of fast moving markets or where a market opens a new trading session at a level higher or lower than the previous close, the resulting conversion of your order is at a price which is more disadvantageous to you.
		•	Orders may be “Good Until Cancelled” (GTC) where your instruction will be active until either: (1) the order is filled; or (2) you cancel the order, or (3) with respect to the “Daily Rolling Spot Currencies and Individual Shares” facility, when the market expires the order will be transferred to the new position. “Good for the Day” (GFD) is an order where your instruction will be open for a particular day on which it takes effect or “Good until the close of a specified Business Day” (GTS). If a GFD order is neither filled nor cancelled then it will automatically expire before the commencement of the next trading session. If a GTS order is neither filled nor cancelled then it will automatically expire before the commencement of the next trading session after the specified day. If you fail to specify whether the order is GTC, GFD or GTS, we will deem the order to be GTC.
		•	It is your responsibility to cancel orders other than those nominated against specific Bets. Any order remaining active will be filled by us and will be treated as a new Bet, irrespective of whether an open position already exists. We are not obliged to inform you of the completion of an order other than by issuing to you a Bet confirmation and/or contract note.

	(c)	Acceptance
		•	A Bet placed by telephone will only take effect when confirmed by us. We will not accept any instruction communicated by an answer phone message, voicemail message, text message, facsimile or email.
		•	A Bet placed through our electronic trading system will take effect when confirmation is given to you by the system.

	(d)	Manifest error
A “manifest error” is an obvious mis-quote by us with regard to the current market conditions at the time a Bet is placed. We may in our absolute discretion cancel any Bet involving or derived from a manifest error, or amend the terms of such a Bet to reflect what we consider to be the correct or fair terms of such a Bet.

3	ROLLOVERS

	(a)	We may at out absolute discretion accept a request for rolling over an open Bet into a new contract period, in which case the original Bet is closed at our prevailing quote and immediately becomes due for settlement, and a new Bet is established based on our prevailing quote for the new contract period.

	(b)	Instructions to roll over a position must be made prior to the last day of dealing.

	(c)	Bets placed on these markets will expire after the market closes on each trading day. Subject to the following conditions, the Bet will be closed and reopened:
		•	Orders nominated against a rolled position will be transferred to the new Bet and adjusted to reflect any dividend adjustments or any other special situation.
		•	The level of the new Bet will reflect any dividend adjustments or financing rebates/charges or any special situation,
		•	No contract note will be provided in relation to the closing and opening Bets involved in a rollover.

	(d)	We may discontinue a rolling market facility by giving you five days notice, at which point the Bet will expire at the close of business on the date identified in the notice.

4	BETS ON INDIVIDUAL SHARES

	(a)	You will not acquire any right, title or interest to or in the underlying security.

	(b)	An appropriate adjustment will be made to the Bet to reflect any dividend that may be payable during the contract period.

	(c)	We will make [in our absolute discretion such adjustment as we think fit] OR [a commercially reasonable adjustment] to the terms of the Bet in order to reflect this economic impact of:
		•	any event in respect of the underlying securities having a dilutive or concentrative effect on the market value of the underlying securities.
		•	a merger event or take-over offer in respect of any underlying security; or
		•	nationalisation, expropriation or other compulsory transfer of all the shares or substantially all the assets, of an issuer, of an underlying security; or
		•	the issuer of an underlying security going into liquidation, administration, moratorium or any form of bankruptcy or insolvency procedure, dissolution or winding-up or any analogous proceeding; or
		•	holders of the underlying security becoming prohibited from transferring them; or
		•	suspension of trading or listing of any underlying security.

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